Exhibit 5.1

300 North LaSalle Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

October 2, 2023

Canoo Inc. 19951 Mariner Avenue Torrance, California 9050

Re: Registration Statement of Canoo Inc. on Form S-3

Ladies and Gentlemen:

We are acting as special counsel to Canoo Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of the offer and sale of up to $12,500,000 of its common stock, par value $0.0001 per share (the “Common Stock”) pursuant to the terms of the Pre-Paid Advance Agreement, dated July 20, 2022 between the Company and YA II PN, Ltd., as modified by the Side Letter, dated October 5, 2022, the Supplemental Agreement, dated November 9, 2022, the Supplemental Agreement, dated December 31, 2022, and the Supplemental Agreement, dated September 11, 2023 (as amended and supplemented, the “Agreement”). We have previously issued an opinion dated September 13, 2023 relating to the validity of up to 25,000,000 shares of Common Stock to be issued under the Agreement. We are issuing this opinion in relation to an additional 200,000 shares of Common Stock (the “Shares”) which may be issued in respect of accrued interest amounts in accordance with the terms of the Agreement. The Shares are being offered and sold pursuant to a Registration Statement on Form S-3 (Registration No. 333-266666) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 8, 2022 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), including a base prospectus dated August 18, 2022 (the “Base Prospectus”) and the prospectus supplement dated September 13, 2023 (together with the Base Prospectus, the “Prospectus”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Second Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof, and the Amended and Restated Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company with respect to the issuance and sale of the Shares; (iii) the Registration Statement and the exhibits thereto and the Prospectus; and (iv) the Agreement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

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Canoo Inc. October 2, 2023 Page 2

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares are duly authorized, and when the Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s current report on Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares and the Rights.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Prospectus and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP